UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2019

Willis Towers Watson Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.000304635 per share	WLTW	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events.

As previously announced, on March 30, 2019, Willis Towers Watson Public Limited Company (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), with CD&R TZ Holdings, Inc. (“TZ Holdings”), the owner of MG, LLC (d/b/a/ TRANZACT), a portfolio company of funds managed by Clayton, Dubilier & Rice, LLC, pursuant to which a wholly owned subsidiary of the Company will merge with and into TZ Holdings.

On July 30, 2019, the Company and TZ Holdings entered into Amendment No. 1 to the Merger Agreement, pursuant to which, among other things, the purchase price payable by the Company at closing was increased from $1.2 billion to $1.3175 billion, subject to certain adjustments, and the potential earn-out payment due upon the achievement of certain financial targets in 2019 and 2020 was decreased to approximately $17 million, payable in cash.

On July 30, 2019, the Company issued a press release announcing that it had completed its acquisition of TZ Holdings. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Willis Towers Watson Press Release, dated as of July 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Willis Towers Watson Public Limited Company
(Registrant)

Date: July 30, 2019	By:	/s/ Neil D. Falis
	Name:	Neil D. Falis
	Title:	Deputy Company Secretary